Exhibit 10.3

THIS CONTRACT is made the 18th day of February 2025

BETWEEN:

(1)	BGC BROKERS LP, Succursale de Genève a company with a branch registered in Switzerland under number CHE- 431.921.530 and whose branch’s registered office is at Cours de Rive, 10 Genève 1204 Switzerland (the “Company”, or the “Employer”) and

(2)	JEAN-PIERRE AUBIN (“You”)

The parties agree that the terms of your employment are set out below (the “Contract”) and in the attached terms and conditions (which are incorporated by reference, the “Terms & Conditions”), together referred to as this “Agreement”.

1.	Term of Agreement

(a)	Your employment shall continue through 31 December 2029 (the “Term of Agreement”) subject always to the other provisions of this Agreement. Thereafter, it shall continue an indefinite basis, subject to the other provisions of this Agreement.

(b)	To terminate this Agreement either party must give at least twenty-four (24) months’ notice to the other in writing, with such notice not to expire prior to the last day of the Term of Agreement.

(c)	This Agreement is in substitution of any previous contract of employment with the Company or any Associated Company.

2.	Job Title, Place and Hours of Work

(a)	You currently are employed as Co-Global Head of Financial Services Brokerage of BGC Group, Inc. and its subsidiaries (inclusive of successors and assigns of each) (“BGC Group”) and shall perform in such other capacity as may be determined by the Board of Directors of BGC Group, Inc. (the “BGC Board”) or its designee(s).

(b)	Your normal hours of work will be 7.45 am to 6 pm on Monday to Friday, subject to paragraph 2.2 of the Terms & Conditions.

(c)	You will be employed to work for the Company (or on Secondment with an Associated Company) in the offices based in Geneva, Nyon or such other European offices of the Employer or an Associated Company as it or they may reasonably require.

3.	Compensation

(a)	You will be paid a salary (which is calculated as an advance of remuneration) of EUR 705,000 per annum (the “Salary”). The Salary shall be paid monthly in accordance with the Company’s then accounting policies and practices, as applicable from time to time. The Salary shall be deemed to accrue equally from working day to working day and shall be apportioned and paid on such basis.

(b)	You shall also be eligible to receive discretionary bonuses from time to time during the Term of Agreement based on such factors deemed relevant by the BGC Board or its designee(s) in its sole discretion (any such bonus, a “Discretionary Bonus”). The award, amount, form (e.g., cash, non-cash, or any combination thereof), and distribution of any such Discretionary Bonus will be in the sole and absolute discretion of BGC Board and subject to the terms of the grant or other document(s) under which such Discretionary Bonus (if any) is awarded. As a condition precedent to your receipt of any Discretionary Bonus, you must be in good standing as of the bonus payment or distribution date. The payment or distribution of any Discretionary Bonus does not create an obligation, contractual or otherwise, to pay or distribute to you any other Discretionary Bonus in the future.

(c)	Notwithstanding any other provision of this Agreement, a proportion of the total sum awarded to you pursuant to clause 3 (your “Total Package”) with respect to any year may, as determined by the BGC Board or its designee in its sole and absolute discretion, consist of any form permissible under your arrangement, including, without limitation, cash, deferred cash, and/or a contingent non-cash grant (subject to the terms of grant document(s) under which such consideration is provided including any vesting and cancellation provisions and restricted covenants contained therein). The amount of such award shall be applied toward the amount of your Total Package.

(d)	The terms of this clause 3 are confidential and shall not be disclosed (without the Company’s prior consent) by you to any third party, save as required by law.

4.	Benefits

(a)	In addition to your monetary remuneration, you may be eligible to participate in the benefits schemes set out in paragraph 3 of the Terms & Conditions.

(b)	You will receive a company car (as agreed between you and the Company) for the duration of your employment.

(c)	You will be paid a housing allowance of EUR 240,000 per annum.

5.	Early Termination

You are referred to the additional provisions in the Terms & Conditions. The Agreement can further be terminated by either party for valid reasons pursuant to Article 337 et seq. of the Code of Obligations.

6.	General

(a)	This Agreement shall be governed by and construed in accordance with Swiss law. The parties hereby submit to the exclusive jurisdiction of the Swiss courts as regards any claim or matter arising out of or in connection with this Agreement.

(b)	For the definition of Associated Company, please refer to paragraph 1 of the Terms & Conditions.

(c)	This Agreement constitutes a contract between you and the Employer save that it shall not be binding and enforceable unless or until executed by the representative of the Employer set out below.

(d)	In the event of a discrepancy between the terms set out in this Contract and the Terms & Conditions and/or any employee handbook in force from time to time (the “Employee Handbook”), the terms set out in this Contract shall prevail.

(e)	In the event that any of the terms, conditions or provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such term, condition or provision shall be severed from the remaining terms, conditions and provisions, which shall continue to be valid to the fullest extent permitted by law.

(f)	This clause 6 and paragraphs 5.2, 12 to 16, and 18 of the Terms & Conditions shall survive any termination of this Agreement and shall continue to bind the parties with full force and effect.

(g)	You represent and warrant that you have all licenses, permits and qualifications necessary to perform your duties as an executive of the Company as required by Swiss Law. It is specifically acknowledged and accepted by you that the Company’s offer to employ you and the Company entering into this Agreement with you have been made in reliance on your representations and warranties set out above and without such representations and warranties the Company would not employ you. Any breach of, or untruth in, your representations and warranties set out above will be a justifiable reason for service of a termination notice by the Company.

Please sign and return both of the enclosed copies of this Contract and the Terms & Conditions as confirmation that you have received and accepted these terms. One copy of each will be returned to you after signature of the Contract on behalf of the Employer and the other copy of each will be placed on your Personnel file.

Signed for and on behalf of the Company

/s/ James Lightbourne			February 18, 2025
Name:	James Lightbourne		Date
Title:	General Counsel

Authorized signatory

Signed by the employee

/s/ Jean-Pierre Aubin		on	February 18, 2025
Jean-Pierre AUBIN			Date

[Signature Page of the Employment Contract

between the Company and Jean-Pierre Aubin, dated 18 February 2025]

TERMS AND CONDITIONS

OF BGC BROKERS LP Succursale de Genève

1.	Employer

1.1	Your employer is BGC BROKERS LP, Succursale de Genève (the “Company”). Where the Agreement refers to “Associated Company” this means any person, company, partnership or other entity controlled by, or controlling, or in common control with, the Company or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

1.2	Where you are seconded to an Associated Company or, whilst employed by the Company, you in fact perform some or all of your services for an Associated Company, in the Agreement references to the Company shall be construed to refer to that Associated Company where appropriate.

2.	Your Obligations, Duties and Hours of Work

2.1	You are required to well and faithfully serve the Company and to use your best endeavours at all times to promote and develop its business and reputation and to act in the best interests of the Company.

2.2	In view of your position and the nature of the Company’s business, you will be expected and required to work outside the normal hours of work dependent upon market conditions and other factors inherent in the business. Extra hours and overtime are covered by the Salary.

2.3	You must devote the whole of your working time to the business of the Employer. For this reason, during your employment, you are not permitted, without the written consent of the Employer, to have an interest in any other company, business or enterprise (whether as an employee, contractor, partner, consultant, agent, shareholder or otherwise). You may, however, acquire or own, without disclosure (save as may be required under the Company’s Personal Account Dealing policy), by way of investment only, less than 1% of the outstanding securities of any class of any corporation that is listed on a recognised stock exchange or traded in the over-the-counter market.

2.4	You agree to comply with such reasonable instructions as the BGC Board or its designee, Company (or any Associated Company) may give from time to time including in relation to its discretion to allocate customers, to reimburse or set limits on expenses and to require you to comply with rules and procedures affecting your employment which the Company may from time to time lawfully and properly introduce, including the provisions of the Employee Handbook.

2.5	You agree to comply with any substance misuse policies of any exchange or financial services regulator of which the Company is a member.

2.6	You must maintain the highest standards of honesty and fair dealing in your work for the Company. Great importance is attached to the observance of the Company’s policies and procedures, particularly the Compliance Manual, and the Federal and/or Cantonal Law, regulations or codes or principles made pursuant to the Federal Law on Banks and Savings Banks or any of the Self-Regulating Organisations (SROs) including the Federal Banking Commission. You acknowledge that any serious or substantial breach of any of these obligations will be regarded as gross misconduct and is likely to result in your summary dismissal.

2.7	It is a condition both on commencement and for the duration of your employment that:

2.7.1	you are eligible for and will maintain all regulatory approvals that the Company deems relevant to your position and that any registrations you hold at the date of this Agreement are freely transferable to the Company. You can and will maintain and obtain any official registrations that are necessary in the opinion of the Company for the full performance of your duties;

2.7.2	any legal or regulatory matters concerning your activities as an employee are reviewed and approved to the satisfaction of the Company in its sole discretion and that there is not pending and has not been in the past any complaint by any person or organisation or any regulatory, self-regulatory, administrative, civil or criminal enquiry or proceeding relating to your prior employment or any other activity undertaken by you;

2.7.3	you have permission to work in Switzerland; and

2.7.4	the references taken up by the Company in connection with the commencement of your employment are, in the absolute discretion of the Company, suitable and satisfactory.

2.8	In order to retain and enhance the Company’s standing and integrity at the forefront of the business community in Switzerland and internationally, your conduct in dealings with members of the public and customers of the Company must be totally professional.

2.9	You are required to have and maintain a high level of product and market knowledge so that you are capable of providing a professional and profitable service to the Company’s clients.

3.	Benefits

You will be notified separately of your eligibility for benefits such as health insurance and permanent health insurance. Your eligibility for such schemes is subject to the terms and rules of the scheme prevailing from time to time. In particular (but without limitation) you must provide your full co-operation in connection with any claim made on your behalf under such a scheme(s) and you are at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse your claim, the Company will be under no further obligation to litigate, pay any remuneration or provide other benefit to you, and you expressly waive any express or implied term to the contrary. The Company reserves the right to vary, withdraw and/or replace any health insurance and/or permanent health insurance scheme(s) or other benefits, from time to time at its absolute discretion.

3.1	Accident

You are insured for occupational accidents according to the statutory provisions (LAA). If your average weekly working hours amount to at least 8 hours, non-occupational accidents are also covered. Premiums for occupational accident insurance are paid by the Company. Premiums for non-occupational accident insurance (if any) are paid by you.

If you sustain an accident during the assignment, you receive allowances from the accident insurance, which replace the statutory obligation for salary payments pursuant to art. 324a and 324b CO.

3.2	Illness

The Company holds a loss of earnings insurance in the event of illness, which covers temporary work incapacity due to illness. The insurance benefits replace the statutory duty of the Employer to continue to pay the Employee’s salary. Please refer to the relevant plan documents and Employee Handbook, where applicable, for further terms and conditions.

4.	Pension

The parties will make contributions to an authorised pension scheme to comply with their respective obligations under Swiss law from time to time.

5.	Expenses and Deductions

5.1	You will be entitled to the reimbursement of all reasonable expenses properly and legitimately incurred in the proper performance of your duties in compliance with the Company’s policies and practices provided that you complete the Company’s expenses claim form to its satisfaction and submit satisfactory supporting evidence. The Company reserves in its absolute discretion the right not to reimburse expenses incurred within 30 days of your giving notice, or purported notice, to resign or terminate your employment.

5.2	If at any time during your employment you have liabilities to the Company or any Associated Company, whether under this Agreement or otherwise, either actual or contingent (where there is a likelihood that a future liability will occur), including but not limited to debts, loans, advances, relocation expenses or excess holiday payments, it is specifically agreed that the Company may deduct the sum or sums in respect of such liabilities from time to time owed to it from any payment otherwise due to you from the Company howsoever arising including your final pay. If a likely future liability does not occur any money deducted on account shall be released as soon as reasonably practicable.

5.3	The Company will deduct from your fixed draw or other payments due to you such sums as shall be necessary to satisfy social security contributions and/or income tax requirements (including but not limited to any withholding tax) where applicable and arising out of your employment.

6.	Holiday Leave

6.1	Save as otherwise agreed with the Company, you are entitled, in addition to public holidays which the Company recognises in the Canton where your place of work is situated, to 20 working days of paid holiday during each complete holiday year. The holiday year runs from 1 January to 31 December. Holiday must be taken at times agreed with the person designated by the Company for this purpose and should not be carried forward from one calendar year to the next.

6.2	You agree that the Company may require you to work on all or any public holidays in order to fulfill the requirements of your position. If your employment commences or terminates part way through the holiday year, your entitlement to holiday during that year will be assessed on a pro rata basis and for the purposes of this paragraph holiday accrues at the rate of 1.66 days per month.

6.3	The Company reserves the right during any period of notice of termination of your employment, or during any period in which the Company does not require you to perform your duties during your employment, to require you to take any accrued holiday leave.

6.4	Upon termination of your employment, you will not be entitled to be paid in lieu of holiday leave accrued to you but untaken in excess of your entitlement to 20 working days paid holiday. In any holiday year, the Company may deduct any holiday leave taken in excess of your entitlement accruing from your fixed draw at the rate of 1/260th per day by which your entitlement is exceeded.

7.	Sickness

7.1	The Company will take out the appropriate accident insurance on your behalf in accordance with statutory requirements. You will be entitled to sick pay provided you comply with the Company’s notification procedures. (Details of your entitlement in accordance with the relevant legislation can be obtained from the Human Resources Officer).

7.2	If you are absent from work for more than three consecutive working days, you may be required to provide a medical certificate from your doctor to Human Resources. Failure to comply with your obligations under this clause may result in disciplinary action, including making deductions from your remuneration. If you are absent from work for a period in excess of one month and you then notify the Company that you are fit to return to work, you agree that the Company may postpone your return until it has received a certificate from a medical advisor nominated by the Company pursuant to paragraph 7.6 below which confirms that you are fit to return to work. You shall not be entitled to receive any payment from the Company (other than as prescribed by law if appropriate) during any period prior to receipt of such certificate by the Company.

7.3	If you are absent from work due to an accident that occurred or a condition that was sustained either on or off duty, any additional sick pay paid to you by the Company in respect of that absence is paid as a loan which you must repay to the Company if you recover damages for loss of income for the same period arising in respect of your injury, condition or absence from work.

7.4	The Company may require you to undergo examinations (including where appropriate, blood and other tests) by a medical adviser appointed or approved by the Company. You agree that the medical adviser may disclose to the Company the results of the examination and discuss with the Company his or her opinion of your ability to properly discharge your duties.

8.	Approaches by Competitors

8.1	If at any time you are invited or approached to take up employment with, or to enter into a business relationship with, a competitor of the Company (or any Associated Company) you will disclose that fact and the names of the parties involved as soon as practicable in writing to your supervisor.

8.2	If at any time you decide to accept an offer of employment or to enter into a business relationship with a competitor of the Company (or any Associated Company), then before accepting such an offer you must:

8.2.1	provide the competitor with a copy of clause 1 of the Contract and paragraphs 14 to 16 of these Terms & Conditions, omitting or obscuring the rest of the Agreement, particularly those provisions relating to your compensation; and

8.2.2	give notice of that fact as soon as reasonably practicable in writing to the person designated by the Company for this purpose.

8.3	In order to protect and maintain a stable workforce, the Company requires that if at any time you become aware that another employee of the Company (or any Associated Company) has been invited or approached to take up employment with, or to enter into a business relationship with, a competitor of the Company (or any Associated Company) you must inform your supervisor of this fact and the names of the parties involved as soon as reasonably practicable.

9.	Suspension and Garden Leave

9.1	In circumstances where the Company considers it reasonable (including but not limited to, investigating any disciplinary or potential disciplinary matter against you), it reserves the right at its sole discretion to require you to remain at home on paid leave for a period of no more than three months in aggregate or to assign to you such other duties consistent with your abilities in addition to or instead of your duties herein (“Suspension”).

9.2	During any period after you or the Company has given notice to terminate your employment or notice not to renew this Agreement or if you should otherwise seek to leave your employment with the Company, then the Company will at its discretion be under no obligation to assign any duties to you or to provide any work for you, may transfer you to a different area and/or will be entitled to exclude you from its premises (“Garden Leave”). This will not affect your entitlement to receive your fixed draw (if any).

9.3	During any period of Suspension or Garden Leave under this paragraph 9, you agree that:

9.3.1	save for routine social contact, you will not contact or deal with or attempt to contact or deal with employees or clients of the Company with whom you have previously dealt while employed by the Company; and

9.3.2	if requested to do so, you must return immediately to the Company any Company property, any Associated Company’s property and any property of its or their clients in accordance with paragraph 10 below; and

9.3.3	you will remain bound by the duties and obligations set out in these Terms and Conditions and those implied into this Agreement under general law.

10.	Termination of Employment

10.1	Notwithstanding anything to the contrary in this Agreement, the Company may dismiss you summarily (i.e., without notice) in circumstances where it is entitled to do so in accordance with Article 337 of the Code of Obligations, including, but not limited to, in the event of a substantial breach of any terms of this Agreement or the Company’s policies and procedures, wilful refusal or neglect to carry out instructions or duties, dishonesty or other instances of serious misconduct or serious incompetence. You are advised to refer to the Employee Handbook for a non-exhaustive list of the examples which are normally regarded as gross misconduct. You also have the right to terminate the contract summarily for valid reasons pursuant to Article 337 et seq. of the Code of Obligation.

10.2	Upon the termination of your employment (and during any period of suspension or garden leave in accordance with paragraph 9 above), you must return immediately to the Company any Company property, any Associated Company’s property and any property of the Company’s or any Associated Company’s clients, including but not limited to all keys, documents, lists, papers, business cards, credit cards, security and computer passes, mobile telephones, records and computer disks or any other media on which information is held relating to the business of the Company or any Associated Company or their clients together with any copies thereof.

10.3	Without prejudice to the foregoing, if you cannot work or perform your duties because you are ill or injured for six consecutive months in any period of twelve (12) months both parties may terminate the employment relationship on a notice period of three months. Before taking such action the Company will, if reasonably practicable, consult with you and obtain a medical opinion if necessary.

10.4	The notice periods set out above do not apply to retirement. Your employment will terminate automatically on your reaching the age of 65, in the absence of a specific agreement to the contrary.

10.5	You may during the course of your employment be invited to participate in the Company’s or an Associated Company’s partnership, employee share, share option or similar schemes which may be in operation from time to time (together referred to as the “Schemes”). Any participation or award will not constitute a contractual entitlement under this Agreement. In the event of the termination of your employment for whatever reasons whether lawful or not, in circumstances which could give rise to a claim for wrongful dismissal and/or unfair dismissal and/or any other claim you may bring in relation to matters arising or connected to your employment (and whether or not it is known at the time of dismissal that such claim may ensue), you will not by virtue of such dismissal become entitled to any damages or additional damages in respect of any rights or expectations of whatsoever nature you may have, or allege to have, under any agreement relating or connected to any such Schemes.

11.	Grievance, Dismissal and Disciplinary Procedure

Where any grievance or disciplinary procedure implemented by the Company from time to time exceeds statutory obligations, the procedure is not binding upon the Company and does not form part of your terms and conditions. The Company’s current dismissal and disciplinary procedures are set out in the Employee Handbook.

12.	Company’s Absolute Discretion

Where the Company expressly reserves any right at or in its absolute discretion, and whether in your Contract or in these Terms and Conditions, you agree and acknowledge that neither the implied term of mutual trust and confidence nor any other implied term which is alleged to qualify such discretion, shall apply to the exercise of that discretion. For example, in relation to an absolutely discretionary bonus, the Company is entitled to award no bonus if it considers that this would be appropriate.

13.	Undertaking, Indemnity and Acknowledgement

13.1	You represent, undertake and warrant that by the execution and/or the performance of your duties under your Contract and these Terms and Conditions, you are not (and will not be) in default under, or in breach of, any agreement (including, but not limited to any agreement requiring you to preserve the confidentiality of any information which is the property of any third party) to which you are a party or to which you may be subject.

13.2	You agree that you will indemnify the Company (or any Associated Company) in respect of any tax liability that the Company (or any Associated Company) may incur to make any payment (including, without limitation, income tax or employee social security contributions) as a result of any failure on your part promptly and fully to account for and discharge any liability you may have to any third party. This indemnity will survive the termination of your employment with the Company howsoever caused.

13.3	You acknowledge that you have been given the opportunity to seek independent legal advice as you considered appropriate before signing this Agreement.

14.	Confidentiality and Non-derogatory Comments

14.1	You acknowledge that during your employment you will have access to Confidential Information and in particular will have access to the customers and business secrets of the Company. You further acknowledge that the retention of Confidential Information is important to the Company and you agree that you shall not at any time during your employment nor after its termination directly or indirectly use, or copy or divulge Confidential Information.

14.2	“Confidential Information” means information of a confidential or secret nature, trade secrets or commercially sensitive information relating to the business or financial affairs of the Company or any Associated Company or any person (whether agents, clients, customers, prospective customers or suppliers) having dealings with the Company or any Associated Company. Confidential Information shall include: details and lists of individuals, clients, customers or counterparties or other organisations with whom the Company or any Associated Company transacted business during your employment (including their requirements, financial standing, the terms of business and any dealings with them), strategic business planning and financial information of the Company or any Associated Company (including results and forecasts of any broking or trading desks, financial instrument transaction systems, details of employees and officers and their remuneration/benefits and the terms of their employment with the Company or any Associated Company), any information concerning telecommunications systems and/or data processing/analysis, (including inventions, developments or improvements, designs, processes, software (including source codes)) or copyright works discovered or used by the Company (or any Associated Company) or their employees and any information which you are told is confidential or which you are aware or ought reasonably be aware has been given to the Company or any Associated Company in confidence by other persons. The foregoing list is not exhaustive.

14.3	You shall not be restrained from disclosing any Confidential Information which you are authorised to disclose in the proper performance of your duties by the Company or which is or comes into the public domain (other than as a result of a breach of your obligations under this Agreement) or is ordered to be disclosed by a court of competent jurisdiction, a regulatory authority or otherwise required to be disclosed by law.

14.4	During your employment and at any time after its termination, you must not make, publish or otherwise communicate to third parties (both internally and externally) any disparaging or derogatory statements, whether in writing or otherwise, concerning the Company, or any Associated Company, or any of their respective officers or employees and you acknowledge that acting in breach of this provision will harm the business of the Company and/or any Associated Company and constitutes a serious breach of this Agreement.

15.	Protection of the Company’s Interests – Non-Solicitation and Non-Compete

15.1	Without the written prior consent of the Company and whether alone or with others, directly or indirectly for your own benefit or the benefit of any person or organization you shall not, during the term of your employment, or for a period of thirty-six (36) months after its termination, employ, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to leave the employment of or to discontinue the supply of his/her services to the Company or any Associated Company without the Company’s prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall you encourage counsel or procure that individual to do so. This paragraph shall apply to any individual who is an employee or who provides services to the Company or any Associated Company and whom you have managed or with whom you have or have had material and/or regular dealings in the course of your employment during the twelve (12) months prior to the termination of your employment and who is employed by or has provided services to the Company (or an Associated Company) in a senior or managerial capacity, whether in a technical, IT, sales, broking, marketing or business development role.

15.2	Without the written prior consent of the Company and whether alone or with others, directly or indirectly for your own benefit or the benefit of any person or organization, you shall not during your employment and for a period of twenty-four (24) months after its termination:

15.2.1	solicit or entice away any client or counterparty of the Company or any Associated Company (whether a company or an individual) with which or whom you have had material and/or regular dealings in the course of your duties or, where this provision would apply after your employment ends, any time during the twelve (12) months prior to its termination;

15.2.2	in competition with the Restricted Business, seek to procure orders from, deal or carry on business with, or transact business with, any client or counterparty of the Company or any Associated Company (whether a company or an individual) with which or whom you have had material and/or regular dealings in the course of your duties, and where this provision would apply after your employment ends, any time during the twelve (12) months prior to its termination;

15.2.3	engage the services of, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business;

15.3	“Restricted Business” shall mean the business (or any part of the business) which:

15.3.1	is carried on by the Company or any Associated Company at the date of termination of your employment; or

15.3.2	was carried on by the Company or any Associated Company at any time during your employment or, where the relevant provision would apply after your employment ends, any time during the twelve (12) months immediately preceding the date of its termination; or

15.3.3	is to your knowledge to be carried on by the Company or any Associated Company at any time during the twelve (12) months immediately following the date of termination of your employment; and which you were materially concerned with/worked for or had management responsibility for (or had substantial confidential information regarding) in either case at any time during your employment, and where the relevant provision would apply after your employment ends, any time during the period of twelve (12) months immediately prior to the date of its termination.

15.4	You acknowledge that:

15.4.1	given the extensive knowledge you have acquired of the Company during the course of your employment, the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Company and/or any Associated Company and that, having regard to those interests, these restrictions do not work unreasonably on you;

15.4.2	the restrictions shall apply in relation to all clients and counterparties in respect of whom they are expressed to apply notwithstanding that such client and counterparties may have been introduced to the Company or any Associated Company by you (or any person under your control) before or during your (or his/her) employment with the Company or any Associated Company;

15.4.3	Any and all of your relationships from time to time with clients of the Company and/or any Associated Company are the property of the Company and/or its Associated Company.

15.5	If the Company transfers all or part of its business to an Associated Company or to a third party (in either case, a “Transferee”) the restrictions contained in this Agreement shall, with effect from the date of your becoming an employee of the Transferee, apply to you as if references to the Company included the Transferee and references to any Associated Company are construed accordingly and as if references to customers or clients or counterparties or suppliers or employees are of the Company and/or Transferee and their respective Associated Companies.

15.6	In case of your breach of the obligations set out in paragraphs 15.1 and 15.2, you agree that you shall pay as liquidated damages to the Company an amount equal to the total amount of Salary and any bonus paid to you during the Calculation Period (defined below), divided by 12 and multiplied by the number of months of the appropriate period set out in paragraphs 15.1 and 15.2 (the “Restricted Period”) in respect of the restriction or restrictions of which you are in breach. Where you are in breach of both the restriction in paragraph 15.1 and one of the restrictions in paragraph 15.2, the Restricted Period shall be 36 months. The payment of such liquidated damages shall not relieve you from observing the obligations provided for by paragraphs 15.1 and 15.2 and shall be without prejudice to the Company’s entitlement to be compensated in full for any further damages. The Company may also seek injunctive relief requiring you to cease the action constituting a breach of the obligations provided for by paragraphs 15.1 and 15.2. The Calculation Period is defined as the final 12 months of your employment. If your period was less than 12 months, the basis for calculation of the liquidated damages shall be your average monthly income during the total period of your employment.

15.7	The obligations imposed on you by this Agreement extend to you not only on your own account but also if you act on behalf of any other company, partnership, business entity or other person and shall apply whether you or such party acts directly or indirectly.

15.8	The restrictions entered into by you in this Agreement are given to the Company for itself and as trustee for each and any Associated Company.

15.9	Due to your significant global management responsibility, the restrictions entered into by you in paragraph 15 are valid and enforceable in in Switzerland, UK, Germany, Italy, France and in every other country in which the Company or any Associated Company does business.

15.10	In addition to the liquidated damages for breach and the compensation for further damages, the Company is entitled to seek injunctive relief.

16.	Inventions and Intellectual Property

16.1	You assign and transfer to the Company all intellectual property rights and know-how including but not limited to patents, trademark rights, design rights, copy rights or any other rights which you may create as an employee, regardless of whether such rights are the result of the performance of your employment duties or not. The results shall therefore automatically and without further remuneration become the exclusive property of the Company. Art. 332 paragraph 4 CO is reserved in the case of inventions according to Art. 332 paragraph 2 CO. Such assignment is unlimited in time, territory and scope and includes all exploitation rights related to the intellectual property rights and know-how.

16.2	Said rights assigned and transferred to the Company include the right of the Company to assign and transfer them to any third party and/or to modify, amend, destroy or otherwise dispose of the intellectual property rights as well as to undertake all steps necessary to protect such rights in the Company’s own name.

17.	Data Protection and Monitoring

17.1	You consent to the Company or any Associated Company holding and processing both electronically and manually, the data (including personal sensitive data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to you for the purposes of the administration and management of its business. You also agree to the Company or any Associated Company forwarding this data to other offices it may have which may be outside the European Economic Area for storage, processing, or administrative purposes and you consent to the Company or any Associated Company disclosing your personal data to third parties where such disclosure is for the legitimate business purposes of the Company or any Associated Company.

17.2	To ensure regulatory compliance and for the protection of its workers, clients, customers and business the Company reserves the right to use surveillance equipment to monitor, intercept, review and access your telephone log, internet usage, voicemail and email and other communication facilities provided by the Company which you may use during your employment. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private.

18.	Entire Agreement

18.1	This Agreement represents the entire agreement between the parties with respect to your employment. Definitions used in the Contract shall have the same meaning as in these Terms & Conditions, and vice versa. Each party confirms that it has not relied upon any information, representations or warranties not expressly contained herein.

18.2	This Agreement may not be amended, supplemented or modified except by written agreement of a duly authorised signatory of the Company. Unless the Employee Handbook expressly indicates otherwise, its terms are not intended to have contractual effect.

18.3	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

18.4	You agree that the Company may assign this contract to a creditworthy Associated Company in whole or in part and that if the Company shall choose to do so, you shall have no claim against the Company in connection with such assignment.

/s/ Jean-Pierre Aubin	February 18, 2025
Jean-Pierre AUBIN	DATE

[Terms & Conditions of Contract between

BGC Brokers LP and Jean-Pierre Aubin, dated 18 February 18 2025]